Exhibit 99.1

NeoPhotonics Completes Acquisition of Santur Corporation

San Jose, California (October 13, 2011) – NeoPhotonics Corporation (NYSE: NPTN), a leading designer and manufacturer of photonic integrated circuit, or PIC, based modules and subsystems for bandwidth-intensive, high speed communications networks, today announced that it has completed the acquisition of privately held Santur Corporation, a leading designer and manufacturer of Indium Phosphide (InP) based PIC products.

As previously disclosed, NeoPhotonics agreed to pay an estimated $39.2 million in cash for Santur, after deductions for closing costs and other adjustments, plus up to $7.5 million additional cash contingent on the financial performance of Santur products subsequent to closing of the transaction through the end of 2012.

“The acquisition of Santur further enhances our leading position in PIC-based modules and subsystems for high speed networks,” said Tim Jenks, Chairman and CEO of NeoPhotonics. “By combining active InP PICs from Santur with our hybrid PICs, we can provide our customers with new products for 100G coherent systems that feature higher levels of integration, higher performance and greater functionality.”

Founded in November 2000, Santur is located in Fremont, California, and is focused on commercializing PIC-based laser array and packaging technologies for communications. Santur’s technology includes established telecom designs offering elegant approaches to wide tunability as well as high speed transceivers. Santur products are designed to provide reduced size, power consumption and cost for a wide range of DWDM, Coherent and Client Side networking applications in 10G, 40G and 100G networks.

Other Events

NeoPhotonics also announced that, in connection with the acquisition of Santur Corporation, the company granted special inducement grants under the NeoPhotonics 2011 Inducement Award Plan to retain certain Santur employees (118 in total) as employees of the NeoPhotonics group. The company granted an aggregate of 466,450 stock options, each of which vests 25% on the first anniversary of the closing of the Santur acquisition and the remainder in thirty-six substantially equal monthly installments thereafter, subject to such employees being employed by the NeoPhotonics group on the vesting dates. The stock options were granted effective upon the acquisition closing date, have a ten year term and an exercise price equal to $5.97 per share, which was the closing price of NeoPhotonics common stock on the New York Stock Exchange on the date of grant. The stock options were approved by the Compensation Committee of NeoPhotonics board of directors and were granted as a material inducement to employment with the NeoPhotonics group.

The NeoPhotonics Board of Directors approved the 2011 Inducement Award Plan based on the employment inducement exemption provided under the NYSE listing standards. As a result, the 2011 Inducement Award Plan did not require shareholder approval, and this press release is being issued pursuant to applicable NYSE guidance.

About NeoPhotonics

NeoPhotonics is a leading designer and manufacturer of photonic integrated circuit, or PIC, based modules and subsystems for bandwidth-intensive, high-speed communications networks. The Company’s products enable cost-effective, high-speed data transmission and efficient allocation of bandwidth over communications networks. NeoPhotonics maintains headquarters in San Jose, California and ISO 9001:2000 certified engineering and manufacturing facilities in Silicon Valley and Shenzhen, China.

NeoPhotonics is a registered trademark and the red dot logo is a trademark of NeoPhotonics Corporation.

Forward Looking Statements

This press release contains forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. These forward-looking statements involve risks and uncertainties, as well as assumptions and current expectations. The actual results of NeoPhotonics and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks, uncertainties and assumptions. The risks and uncertainties that could cause the results of NeoPhotonics to differ materially from those expressed or implied by such forward-looking statements include but are not limited to: the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, suppliers, and other business partners for both NeoPhotonics and Santur; transaction costs; actual or contingent liabilities; the inability to predict the future success or market acceptance of Santur products while a part of NeoPhotonics; the benefits of combining the products and technologies of NeoPhotonics and Santur may not be realized; the highly competitive and rapidly evolving markets in which both NeoPhotonics and Santur compete; Santur’s limited operating history, historical losses and the fluctuation of its past operating results; the demand for Santur PIC products may be volatile or lower than expected and its production capacity may be underutilized; acceptance by customers of Santur PIC products or the timing of such acceptance may not be as NeoPhotonics expects; demand for Santur PIC products could be lower than NeoPhotonics expectations due to general conditions in the telecommunications equipment industry; and other business effects, including the effects of economic or political conditions outside of the control of NeoPhotonics and Santur; and other risks and uncertainties described more fully in NeoPhotonics documents filed with or furnished to the Securities and Exchange Commission.

Contact:

Michael Newsom

LouVan Communications Inc.

Office: +1 508.541.9036

Mobile: +1 617.803.5385

Email: mike@louvanpr.com

Erica Mannion, Investor Relations

Sapphire Investor Relations, LLC

Tel: +1 212.766.1800 Ext. 203

Email: emannion@sappireir.com